VERDIRAMO

3163 Kennedy Boulevard
Jersey City, New Jersey 07306
(201) 798-7082

VIA FACSIMILE (917) 591-1971 AND CERTIFIED MAIL –
RETURN RECEIPT REQUESTED

February 24, 2010

Fresh Harvest Products, Inc.
280 Madison Avenue, Suite 1005
New York, New York 10016
ATTN: MICHAEL JORDAN FRIEDMAN

RE: RESIGNATION FROM BOARD OF DIRECTORS OF FRESH HARVEST PRODUCTS, INC.

Dear Mr. Friedman,

This letter serves as notification to you, the company and my fellow board members that effective immediately I am resigning as a member of the Board of Directors of Fresh Harvest Products, Inc.

I am forced to do so for a myriad of reasons directly related to your management of the company. I have served as member of the board since December of 2005. Since this time we have had two formal meetings. I have been denied substantive involvement in the business of the company effectively since 2006. You have routinely run the company like it was your own personal candy store without the governance of a proper board of directors. You bind the company in material transactions, contracts and agreements; issue countless shares of common stock; borrow money; and conduct material acquisitions without proper board oversight or board approval.

During my tenure I have attempted on countless times to discuss the business of the company with you either by telephone or in person, only to be routinely rebuffed and rebuked for making such attempts. In fact, you often relate that when there is something that warrants my attention you would let me know. Then, I read about material activities of the company through press releases without any prior notice or discussion. I should have tendered my resignation long ago.

I would hope that you are receiving counsel from someone but it is clear it is not the individuals that have been duly elected by the company's shareholders to do so.

I offer my sincerest thanks to you, the company and its shareholders for my having had the opportunity to serve as a board member. I wish the company much success in the future.

Very truly yours,

Richard Verdiramo